THE MAGIC COMES TO NEW YORK! MERCEDES-BENZ SL 65 AMG ROADSTER
WITH MAGIC SKY CONTROL ROOF USING RESEARCH FRONTIERS
SPD-SMART TECHNOLOGY DEBUTS AT THE NEW YORK AUTO SHOW

Daimler’s AMG Division also celebrates the 45th anniversary of the AMG by creating a special limited production anniversary edition of the SL 65 AMG which has the Magic Sky Control panoramic roof as standard equipment.

New York - April 4, 2012 - New York Auto Show – The automotive press and Magic Sky Control fans were treated today at the New York Auto Show to the world premier of the new Mercedes-Benz SL 65 AMG roadster. The new SL 65 AMG offers the MAGIC SKY CONTROL panoramic glass roof as an option. The MAGIC SKY CONTROL feature uses patented SPD-SmartGlass technology developed by Research Frontiers Inc. (Nasdaq: REFR) to give drivers and passengers the ability to change the tint of their car’s roof from dark to clear instantly with the press of a button.

To commemorate the 45th anniversary of their AMG division, Daimler also introduced today the 45th Anniversary edition of the SL 65 AMG which, among other features, offers as standard equipment the MAGIC SKY CONTROL panoramic roof.

Mercedes has announced that the new SL started being sold in Germany last week, and will be available in U.S. showrooms this spring. The 45th Anniversary edition will be available in November. Production of the special anniversary edition is limited to just 45 cars worldwide, as compared to over 22,000 SLs in total expected by industry analysts to be produced in 2012.

The Mercedes-Benz SL roadster is the second large-scale series production vehicle to offer MAGIC SKY CONTROL using SPD-Smart technology. The SL with the MAGIC SKY CONTROL roof made its world debut at the Detroit Auto Show in January 2012. In January 2011, Daimler introduced the new Mercedes-Benz SLK as the first car to offer this innovative feature.

In their press release at the New York Auto Show, Daimler describes the MAGIC SKY CONTROL feature and its comfort-enhancing and heat-rejecting characteristics: “The sixth generation of the SL also offers a retractable hard top that can be operated using a space-saving electrohydraulic mechanism, converting the SL from coupe to roadster and back again in a matter of seconds. In contrast to its predecessor, the new SL offers two versions of the retractable hard top – glass or the unique panoramic roof with MAGIC SKY CONTROL. The transparent roof switches between light and dark at the push of a button. In the light setting, it is virtually transparent, offering an open-air experience even in cold weather. In its dark state the roof provides welcome shade and prevents the interior from heating up in bright sunlight. The frame of both versions is made from magnesium, reducing weight by around 13 pounds compared with the outgoing model, lowering the vehicle’s center of gravity and delivering greater agility. The engineers have refined the operating mechanism for the roof and trunk lid. It now takes less than 20 seconds to open or close the roof completely.”

Photos and videos of the new Mercedes-Benz SL are also available from Daimler’s website and from Research Frontiers’ website at SmartGlass.com.

Mercedes-Benz put the MAGIC SKY CONTROL SPD-SmartGlass roof through rigorous durability and performance testing in some of the most extreme conditions on Earth. This included testing in the arctic cold of Scandinavia (with temperatures below -22ºF/-30ºC) and the blistering desert heat of Death Valley, California (with temperatures exceeding 122ºF/50ºC). The MAGIC SKY CONTROL feature using SPD-Smart light-control technology allows drivers many benefits including the ability to create the open-air feeling of a roadster even when the weather does not permit one to open the roof. It also blocks over 99% of harmful UV radiation and substantially reduces heat inside the vehicle. Test data published by Mercedes-Benz shows the ability of the roof to reduce sun exposure to 1/20th of direct exposure levels (from over 1,000 watts/square meter to less than 50 watts/square meter). When compared to conventional automotive glass, Mercedes-Benz reported that the use of SPD-SmartGlass significantly reduces the temperature inside the vehicle by up to 18ºF/10ºC. This increases passenger comfort and reduces air conditioning loads, thereby saving fuel and reducing CO2 emissions.

Research Frontiers holds approximately 500 patents and patent applications worldwide on its SPD-Smart light-control technology, and licenses it to 39 companies, including most of the world’s leading automotive glass manufacturers.

Joseph M. Harary, President and CEO of Research Frontiers commented from the New York Auto Show: “Thousands of drivers and their passengers have already experienced the magic of SPD-SmartGlass technology in the Magic Sky Control panoramic roofs available on a growing list of new Mercedes-Benz production vehicles. Today’s debut of the SL 65 AMG further expands the ability of people worldwide to take control of their environment, comfort and security. With the touch of a button, they can create that open-air feeling in their cars twelve months out of the year, and with the spring and summer driving season coming up, they can also reduce cabin temperatures inside the vehicle by up to 18°F (10°C) as compared to ordinary automotive glass. Imagine getting in your car and instead of it being a blistering 90 degrees this summer, the interior will be a comfortable 72 degrees even before you turn on the air conditioner or open the windows.”

Visitors to New York can experience SPD-SmartGlass at the New York Auto Show at the Mercedes-Benz exhibition through April 15, 2012. They can also visit Research Frontiers’ Design Center in Long Island to see SPD-SmartGlass used in architectural, aircraft and marine glass applications.

About Research Frontiers Inc.

Research Frontiers Inc. (Nasdaq: REFR) is the developer of SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Having spent over $84 million to date to develop its technology, Research Frontiers currently holds approximately 500 patents and patent applications and has built an infrastructure of 39 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, aircraft and boats. Further information about SPD-Smart technology, Research Frontiers and its licensees can be found at www.SmartGlass.com.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. “SPD-Smart” and “SPD-SmartGlass” are trademarks of Research Frontiers Inc. “MAGIC SKY CONTROL” and “Mercedes-Benz” are trademarks of Daimler AG.

For further information about SPD-Smart light-control technology or to schedule a visit to the Research Frontiers New York Design Center, please contact:

Joseph M. Harary, President and CEO
Research Frontiers Inc.
+1-516-364-1902
info@SmartGlass.com